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                                                                    Exhibit 12.1

                                                     9 months   9 months                      Year Ended December 31,
                                                                              ---------------------------------------------------
           Amounts in 000's                          9/30/2003  9/30/2002     2002       2001       2000      1999         1998
                                                     ---------  ---------
EARNINGS AS DEFINED:
     Income (Loss) From Continuing Operations
           After Interest Charges                   $  25,086   $(216,025) $(219,898) $  78,577  $   7,244  $  53,959   $  94,686
     Income Taxes                                      (4,543)   (116,833)  (131,784)    32,783     (9,386)    21,213      45,471
                                                    ---------   ---------  ---------  ---------  ---------  ---------   ---------
     Income (Loss) From Continuing Operations
           before Income Taxes                         20,543    (332,858)  (351,682)   111,360     (2,142)    75,172     140,157
     Fixed Charges                                    154,081      99,505    140,911    114,015    103,933     97,734      81,238
     Capitalized Interest                              (2,149)     (2,169)    (3,412)    (2,141)    (7,855)    (8,356)     (6,080)
     Preference Security Dividend Requirements
           of Consolidated Subsidiaries                    --     (11,379)   (15,172)   (15,172)   (15,172)   (15,172)    (11,013)
                                                    ---------   ---------  ---------  ---------  ---------  ---------   ---------
           Total                                    $ 172,475   $(246,901) $(229,355) $ 208,062  $  78,764  $ 149,378   $ 204,302
                                                    =========   =========  =========  =========  =========  =========   =========
FIXED CHARGES AS DEFINED:
     Interest Expensed and Capitalized (1)          $ 154,081   $  88,126  $ 125,739  $  98,843  $  88,761  $  82,562   $  70,225
     Preference Security Dividend Requirements
           of Consolidated Subsidiaries                    --      11,379     15,172     15,172     15,172     15,172      11,013
                                                    ---------   ---------  ---------  ---------  ---------  ---------   ---------
           Total                                    $ 154,081   $  99,505  $ 140,911  $ 114,015  $ 103,933  $  97,734   $  81,238
                                                    =========   =========  =========  =========  =========  =========   =========
RATIO OF EARNINGS TO FIXED CHARGES                       1.12       -2.48      -1.63       1.82       0.76       1.53        2.51
     DEFICIENCY                                     $      --   $ 346,406  $ 370,266  $      --  $  25,169  $      --   $      --
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(1)   Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.